EXHIBIT 10.3
SEPARATION AGREEMENT AND GENERAL RELEASE
          This Separation Agreement and General Release (“Agreement”) is between Wireless Ronin Technologies, Inc. (the “Company”) and John A. Witham (referred to in this Agreement as “I” or “me.”)
1.	Recital. I voluntarily resigned from all offices and other positions I may have had with the Company effective June 9, 2008, (the “Resignation Date”). For certain purposes specified below, I remained an employee of the Company from June 9 through June 30, 2008, but exercised no authority on behalf of the Company, was required to perform no substantial duties and did not report to work. This Agreement sets forth certain agreements between the Company and me with respect to my separation from the Company.

2.	The Company’s Payment and Benefits. Notwithstanding my resignation, pursuant to this Agreement, the Company will provide to me:
2.1	The Severance Payment that would have been paid to me upon a termination by the Company without Cause (and not in connection with a Change of Control) as described in Section 7.01 of the Executive Employment Agreement effective April 1, 2006 between the Company and me (“Employment Agreement”). Pursuant to Section 7.01 of the Employment Agreement, the Company shall pay the Severance Payment in equal installments over the non-competition period of one year specified in Section 9.01 of the Employment Agreement (as modified in Section 4.2 below) on regularly scheduled pay dates pursuant to the then current payroll practices of the Company starting July 3, 2008. The Severance Payment is a total of $285,000. The Severance Payment installment for the pay period ending July 3, 2008, will be a check but the Company will pay subsequent Severance Payment installments through the Company’s direct deposit facility unless I otherwise notify the Company that I wish to change this means of receiving payment. In the event that I die before the Company has paid the full Severance Payment amount to me, the Company agrees to continue Severance Payment installments to my estate until such Severance Payment amount has been paid in full.

2.2	The Severance Bonus that would have been paid to me upon a termination by the Company without Cause (and not in connection with a Change of Control) as described in Section 7.03 of the Employment Agreement, subject to all of the terms and limitations set forth in Section 7.03 of the Agreement, payable by check on July 3, 2008.

2.3	Payment of such portion of the premiums for COBRA coverage by the Company as the Company would have paid upon a termination by the Company without Cause (and not in connection with a Change of Control) as described in Section 7.04 of the Employment Agreement, plus payment of the Company’s share of premiums for life and dental insurance, subject to all of the terms and limitations set forth in Section 7.04 of the Agreement. The Company shall pay the Company’s share of premiums for life and dental insurance until such time as I may become eligible for comparable coverage under policies offered by another employer or until the date one year following the Resignation Date, whichever occurs first.

2.4	The Company agrees to maintain me on its payroll through June 30, 2008, using accrued but unused paid time off first, then unpaid leave as necessary. I will obtain the Associate Stock Purchase Plan (“ASPP”) benefit for the first “offering period” ended June 30, 2008, so that my contributions to the ASPP will be used to buy the Company’s stock pursuant to terms of the ASPP. Since I have contributed more money than necessary to purchase the 5,000 share per offering period maximum, I understand that I will receive a refund of approximately $670 from the ASPP as soon as administratively feasible because such funds were not applicable to purchase shares from the first offering period.

2.5	All such benefits and payments will remain subject to the provisions of Section 6.05, 7.05, 7.06, 7.07, 7.08, and Articles 8, 9 and 10 and of the Employment Agreement.

3.	My Release.

In exchange for the consideration provided to me in this Agreement, including the Company’s payment of severance benefits to me despite my resignation, and the Company’s willingness to allow me to resign, on my own behalf and on behalf of anyone claiming any rights through me, I fully and finally release, waive, and give up all My Claims (as defined below) against the Company and all Related Parties (as defined below).
“Related Parties” means any parent, subsidiary, predecessor, successor, affiliate or other organization or entity related to the Company, and any of their past or present officers, directors, individuals in their capacities as shareholders, employees, committees, insurers, indemnitors, pension or welfare, and other benefit plans, successors, assigns, committees, administrators, and all persons acting on behalf of, or on instruction from the Company or any other related organization or entity.
“My Claims” as used in this Agreement means, all claims, actions, causes of action, demands, and rights I have or may have against the Company or any Related Parties, arising out of any acts, facts, or events which occurred in whole or in part before I signed this Agreement whether or not I now know about or suspect them and whether past or present. “My Claims” includes but is not limited to, all such claims for damages, compensation, expenses (including attorneys’ fees) and any other form of relief, regardless of the law or legal theory on which such claim is based and includes but is not limited to all claims under the federal Age Discrimination in Employment Act (“ADEA”), the Older Worker’s Benefit Protection Act, Title VII of the Civil Rights Act, the Civil Rights Act of 1991, the American with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Minnesota Human Rights Act, as each may have been amended, and all claims of any nature under any other federal, state, or local statute, ordinance or other law or legal theory, including any based on wrongful discharge, breach of any contract, promissory estoppel, emotional distress, defamation, negligence, invasion of privacy, or any other theory, and including all claims related to my employment or separation from employment with the Company.
I understand that I am giving up all of My Claims as described above. I will not bring any lawsuits against the Company or any Related Party relating to any of My Claims.

This release does not bar those few claims that cannot legally be waived under applicable law, including my right to challenge whether this Agreement constitutes a knowing and voluntary waiver of my claims within the meaning of the Older Workers’ Benefit Protection Act. This release also does not bar me from filing a claim with the EEOC (Equal Employment Opportunity Commission) or participating in an EEOC proceeding, but if any administrative or other claims are pursued on my behalf, I understand that this Agreement will act as a bar to any individual damages or other relief for me. To the fullest extent allowed by applicable law, it is my intent to waive all of My Claims and rights and to have this be interpreted as a full and general release.
              This Agreement does not affect my rights, if any, under the Company’s directors and officers liability insurance policy. This release does not affect the Company’s obligations to indemnify me to the fullest extent allowed under Minnesota law and pursuant to Minnesota Statutes Section 302A.521 for claims, actions or damages made, brought or assessed against me based upon my employment by the Company. This Agreement also does not affect my rights to indemnification and defense as more fully set forth in the Company’s bylaws.

4.	Additional Agreements and Understandings.
4.1	Final Payments. I acknowledge and agree that, upon my receipt of
•	Base Salary payable through the Resignation Date pursuant to Section 4.01 of the Employment Agreement,

•	the Severance Bonus of $52,500 due pursuant to Section 7.03 of the Employment Agreement,

•	accrued but unused paid time off (“PTO”) as of the Resignation Date (80 hours carryover from 2007, less 48 hours of PTO taken in 2008 plus accrued PTO of 77 hours for a total of 109 hours or $9,956.73 total, less those accrued but unused hours paid from the Resignation Date through June 30, 2008.) On my paycheck for the pay period ending June 30, 2008, I will receive payment for 37 hours of accrued but unused PTO and will use eleven hours of unpaid leave, such amounts to be reflected on my payroll records,

•	each of which above amounts shall be subject to applicable withholding,

•	reimbursement of any reasonable business expenses incurred by me in carrying out my duties, properly documented and submitted to the Company but unpaid as of the Resignation Date, of which I verify that I have none as of the date of this Agreement,

•	the Company will extend the date to exercise those options in which I was vested on the Resignation Date by 180 days after the current blackout period imposed upon the Company’s associates ends. The Company agrees to notify me when the current blackout period ends, and

•	the Company’s purchase of up to $3,500 of outplacement benefits at Right Management in Edina for my benefit.
I will have been paid all wages, salary, other compensation, and benefits due me as an employee of the Company through my Resignation Date. The Company acknowledges its obligation to pay the amounts stated in this Section 4.1 within 30 days following the Resignation Date subject to my compliance with terms of this Agreement. I understand that any interest in any 401K, stock purchase plan or other similar employee benefit plan, or in any option agreements that I may have as a former employee of the Company will be governed by the terms the relevant plan(s) and/or agreement.

4.2	Continuing Obligations. I acknowledge and agree that the provisions of Sections 6.05, and 6.06, and Articles 8, 9 and 10 of the Employment Agreement remain in full force and effect and that I remain bound by and obligated under all such provisions in accordance with their terms. I agree that my obligations under Article 9 of the Employment Agreement shall extend through June 30, 2009.

4.3	Sufficient Consideration. I agree that the payments and benefits described in this Agreement are full and sufficient consideration for my promises in this Agreement, including but not limited to my Release.

4.4	Cooperation. I agree to be reasonably available for consultation with and assistance to the Company with respect to matters and issues within my former job responsibilities for a period of 60 days after my termination. I acknowledge and agree that such cooperation with the Company is necessary for a proper and orderly transition and that the consideration set forth herein fully compensates me for this reasonable cooperation.

4.5	Return of Property. I will promptly and no later than three business days after my Resignation Date, collect and return all property of the Company in my possession or control to the Company. Property of the Company includes but is not limited to all equipment, communication devices (e.g. cell phones, laptops, pagers, etc), all information stored in any tangible form, including electronic (e.g. on disks, hard drives audio or visual tapes, etc.) and paper forms, and all other property of any nature. To the extent that I have any information of the Company stored on any personal or other non-Company equipment or devices, on or before the Resignation Date, I will deliver such information to the Company and remove it from all such personal equipment in a manner and form agreed upon by the Company.

4.6	Severability/Modification. If any one or more of the provisions of this Agreement are determined to be invalid, that provision will be severed and shall not affect the validity of any other provisions of this Agreement. This Agreement can only be modified by a subsequent written agreement.

5.	Rights to Consider and Revoke; Knowing and Voluntary Waiver.
5.1	I understand that by way of this paragraph, the Company is specifically advising me to consult an attorney prior to signing this Agreement.

5.2	I understand that I have twenty one (21) days after I receive this Agreement to consider this Agreement. I understand that changes in this Agreement will not restart the 21-day period whether or not those changes are material. If I sign this Agreement, I understand that I am then entitled to revoke my signature within fifteen (15) days after I sign it. To be effective, the rescission or revocation must be in writing and (a) properly addressed to Scott Ross at Wireless Ronin Technologies, Inc, Baker Technology Plaza, 5929 Baker Road, Suite 475, Minnetonka, MN 55345 and mailed Certified Mail, Return Receipt Requested, with a postmark within the 15-day period, or (b) hand delivered to Scott Ross at the same address within the 15-day period. This revocation period includes, and is not in addition to, the seven (7) day revocation period under the Age Discrimination in Employment Act. I understand that if I revoke this Agreement, all of the Company’s obligations under this Agreement will immediately cease, and will be of no force and effect.
          I have read this Agreement carefully and understand all of its terms. I am entering into this Agreement knowingly and voluntarily after considering all of its terms. I have had the opportunity to discuss this Agreement with my own attorney prior to signing it. In agreeing to sign this Agreement I have not relied on any statements or explanations made by the Company, its agents or its attorneys, other than those contained in this Agreement.

Dated: 7/1/08	/s/ John A. Witham

John A. Witham

Wireless Ronin Technologies, Inc.

	By	/s/ Jeffrey C. Mack Jeffrey C. Mack

	Its	Chairman, President and
Chief Executive Officer

Dated: 7/1/08